SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2003

SCIENTIFIC LEARNING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547 (Commission File No.)	94-3234458 (IRS Employer Identification No.)

300 Frank H. Ogawa Plaza, Suite 500 Oakland, California 94612 (Address of principal executive offices and zip code) Registrant’s telephone number, including area code: (510) 444-3500

Item 5. Other Events and Required FD Disclosure.

Effective as of September 24, 2003, Scientific Learning Corporation (the “Company”) has agreed to reduce the amount available under the Revolving Loan Agreement (the “Loan Agreement”) with Fleet National Bank from $15,000,000 to $10,000,000. Borrowings under the Loan Agreement bear interest at the bank’s base rate, or at LIBOR plus 1.00%, at the Company’s election.

WPV, Inc. (“WPV”), an entity affiliated with Warburg, Pincus Ventures, LP, which is a substantial stockholder and affiliate of the Company, has guaranteed the Company’s indebtedness under the Loan Agreement. WPV has obtained a standby letter of credit in the amount of $15,000,000 for the benefit of the bank (the “Letter of Credit”) to secure its guaranty. As a result of the reduction in the credit facility, WPV’s obligation to provide a standby letter of credit was reduced to $10,000,000. WPV’s obligation to guaranty the line expires on March 9, 2004. In connection with the original guaranty, WPV was issued a warrant to purchase 1,375,000 shares of the common stock of the Company, at an exercise price of $8.00 and an exercise period of seven years, which ends March 9, 2008. These warrants remain unchanged and outstanding.

The Company agreed to reduce the amount available under the Loan Agreement because the Company does not foresee a need for the original capacity under the Loan Agreement during the period ending in March 2004, and believes that the remaining amount is sufficient to meet its reasonably foreseeable needs. At June 30, 2003, $5,000,000 was outstanding under the Loan Agreement.

Item 7. Exhibits.

99.1	Second Amendment Agreement dated as of September 24, 2003, by and between Scientific Learning Corporation and Fleet National Bank.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC LEARNING CORPORATION

Dated: October 3, 2003	By:	/s/ Jane A. Freeman ———————————————— Jane A. Freeman Chief Financial Officer

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INDEX TO EXHIBITS

99.1	Second Amendment Agreement dated as of September 24, 2003, by and between Scientific Learning Corporation and Fleet National Bank.

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